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                                                                                Exhibit 12


                            COLUMBIA/HCA HEALTHCARE CORPORATION
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               For the quarters and six months ended June 30, 1994 and 1993
                                   (Dollars in millions)


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                                                          Quarter           Six Months
                                                       1994     1993      1994     1993

Earnings:

Income from continuing operations
  before minority interests and income taxes ....    $  343   $  273    $  579   $  609

Fixed charges, exclusive of capitalized
  interest ......................................        74      102       154      205

                                                     $  417   $  375    $  733   $  814




Fixed Charges:

Interest charged to expense .....................    $   56   $   85    $  120   $  170

One-third of rent expense and amortization
  of deferred loan costs (a) ....................        18       17        34       35

Fixed charges, exclusive of capitalized
  interest ......................................        74      102       154      205

Capitalized interest ............................         3        4         6        6

                                                     $   77   $  106    $  160   $  211


Ratio of earnings to fixed charges ..............      5.39     3.56      4.58     3.86






(a) One-third of rent expense is considered representative of the underlying interest.

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